Ex. 99.A3B

Exhibit 24(b)(3)(f)

Broker-Dealer Selling Agreement Termination Letter

February 14, 2003

VIA FEDERAL EXPRESS

William Geiger
Secretary
Western Reserve Life Assurance Co. of Ohio
Agency Services #335W
P.O. Box 5068
Clearwater, FL 33758

Re:	Notice of Termination of Broker-Dealer Selling Agreement dated March 15, 1996, as Amended

Dear Mr. Geiger:

Pursuant to Section 10(c) of the Broker-Dealer Selling Agreement dated March 15, 1996, as amended (the “Agreement”), between AFSG Securities Corporation (“AFSG”), Western Reserve Life Assurance Co. of Ohio (“WRL”) and Janus Distributors LLC (“JDLLC”) (successor-in-interest to Janus Distributors, Inc.), this letter serves as our legal notice of termination of the Agreement. The effective date of such termination shall be as of the close of business on February 28, 2003. By signing below, AFSG and WRL acknowledge and agree to such termination date and agree to waive any applicable notice requirement.

Please have the enclosed copy of this letter signed on behalf of AFSG and WRL and return it to me as soon as possible. If you have any questions, please call me at 303-336-7995.

Sincerely,

/s/ Bonnie M. Howe

Bonnie M. Howe
Assistant General Counsel

Acknowledged and Agreed to by:		Janus Distributors, LLC
AFSG Securities Corporation

By:	/s/ John K. Carter	By:	/s/ Bonnie M. Howe

Title: Vice President		Title: Vice President
Date: 2/28/2003		Date: 2/14/2003

Western Reserve Life Assurance
Co. of Ohio

By:	/s/ William Geiger

Title: Senior Vice President, Secretary
Date: 3/06/2003